Exhibit 5.9

[LETTERHEAD OF GLJ PETROLEUM CONSULTANTS LTD.]

July 6, 2012

British Columbia Securities Commission

Toronto Stock Exchange

New York Stock Exchange

United States Securities and Exchange Commission

Dear Sirs:

Re:	Teck Resources Limited (“Teck Resources”)

Final Short Form Base Shelf Prospectus

Consent of Expert

We hereby consent to the use of our firm name in the Final Short Form Base Shelf Prospectus of Teck Resources dated July 6, 2012 (the “Prospectus”) and in the registration statement of Teck Resources and Teck Metals Ltd. on Form F-10 filed with the United States Securities and Exchange Commission on July 6, 2012 (the “Registration Statement”) in connection with references to our firm’s involvement in evaluating estimates of the contingent bitumen resources of the Fort Hills project in Teck Resources’ Annual Information Form dated March 5, 2012 (the “Estimates”) and to the use of the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates, in the Prospectus and the Registration Statement.

We have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimates or that are within our knowledge as a result of the services performed by our firm in connection with the preparation of the Estimates.

Sincerely,

GLJ PETROLEUM CONSULTANTS LTD.

By:	/s/ James H. Willmon, P.Eng.
James H. Willmon, P.Eng.
Vice President